NEWS RELEASE
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REVISES EARNINGS GUIDANCE AND ANNOUNCES ACQUISITION

•	Revised Earnings Guidance for the Fourth Quarter
•	Signed Agreement to Acquire Unico, Inc.
•	Mark Gliebe to Become CEO at May 2011 Annual Shareholders Meeting

December 1, 2010 (Beloit, WI):  In advance of the December 7, 2010 Investors and Analyst Conference in New York, Regal Beloit Corporation (NYSE:  RBC) today revised its fourth quarter 2010 guidance to $0.63 - $0.67 per share.  The revision was due to a slower than expected sales pace in the HVAC segment and acquisition-related expenses that will be expensed in the quarter.

The company also announced today that it has signed an agreement to acquire Unico, Inc., headquartered in Franksville, Wisconsin. Unico’s sales for the fiscal year ended June 30, 2010 were $61.7 million. Unico manufactures a full range of AC and DC drives, motor controllers, and other accessories ideally suited for most industrial and commercial applications. Unico has developed substantial proprietary technology in the fields of oil and gas recovery technology, commercial HVAC technology, test stand automation and other developing applications. The transaction is subject to customary closing conditions and is expected to close by year end.  It is anticipated that the transaction will be accretive to earnings per share by approximately 7cents in 2011.

Knueppel commented, “Unico is one of the most exciting acquisitions in RBC’s history. It is about bringing together a full electro-mechanical solution for customers. Investors should view this acquisition as the start of an adjacent platform. Unico has experienced great organic growth and built a platform for dynamic future growth. They have an incredibly talented leadership team that will create the nucleus of this new platform for Regal Beloit. We believe the marriage of our combined products will drive development and adoption of new energy efficient and intelligent solutions. We simply could not be more excited about this marriage.”

Tom Beck, President and CEO of Unico, commented, “We view Regal Beloit as a great home for the company we have built. Our companies have been on a similar course with complementary products and technologies. This marriage represents opportunities for faster growth and broader solutions. We too are excited about what the future holds.”

Finally, the company announced that Mark J. Gliebe, currently President and COO, will assume the role of CEO at the next Annual Shareholders Meeting expected to take place in May 2011.  Mr. Knueppel will remain as Executive Chairman through the end of 2011 to complete an orderly transition.

Commenting on the planned succession, Knueppel said, “Regal Beloit has always been about the future, and this transition fits firmly in that tradition. As we look to the future, it is a fantastic feeling to turn over the reins to a person of Mark’s caliber and capability. He is surrounded by a strong leadership team and is respected by everyone who knows him.  Mark has been a key player in the transformation of the company into a global diversified industrial company with top tier performance. Please join me in congratulating Mark on having earned his new position.”

ABOUT REGAL BELOIT CORPORATION:
Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations, beliefs, current assumptions and projections.  When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or similar words are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Those factors include, but are not limited to:

•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
•	difficulties in staffing and managing foreign operations;
•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  Additional information regarding these and other risks and factors is included in Item 1A - Risk Factors in our Annual Report on Form 10-K filed with the SEC on March 2, 2010.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com